Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 33-57957 of Century Communications Corp. on Form S-3 of our report dated August 23, 1994, appearing in the Annual Report on Form 10-K of Century Communications Corp. and subsidiaries for the year ended May 31, 1994, our report dated March 9, 1995, with regard to the financial statements of ML California Cable Division, a Division of ML Media Partners, L.P., for the years ended December 30, 1994 and December 31, 1993, included in the Century Communications Corp. Form 8-K dated May 15, 1995, and to the references to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




Deloitte & Touche LLP


Stamford, Connecticut
May 16, 1995